Exhibit 5(vi) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K


                        SUB-INVESTMENT ADVISORY AGREEMENT

      AGREEMENT made as of , 1993 by and between BANKERS TRUST COMPANY (herein called "BT") and BT FUND MANAGERS INTERNATIONAL LIMITED (herein called the "Investment Adviser").

      WHEREAS, PACIFIC BASIN EQUITY PORTFOLIO, a series of BT INVESTMENT PORTFOLIOS a New York Trust (herein called the "Portfolio") is registered as an open-end diversified management investment company under the Investment Company Act of 1940;

      WHEREAS, the Portfolio has retained BT to serve at its investment adviser pursuant to an Investment Advisory Agreement that permits BT to delegate certain investment advisory services thereunder to a sub-investment adviser selected by BT;

      WHEREAS, BT desires to retain the Investment Adviser to render to the Portfolio certain investment advisory services, and the Investment Adviser is willing to so render such services on the terms hereinafter set forth;

      NOW, THEREFORE, this Agreement

                              W I T N E S S E T H:

      In consideration of the promises and mutual covenants herein contained, it is agreed between the parties as follows:

      1. Appointment. BT hereby appoints the Investment Adviser to act as sub-investment adviser to the Portfolio for the period and on the terms set forth in this Agreement. The Investment Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

      2. Management. Subject to the supervision of BT and the Board of Trustees of the Portfolio, the Investment Adviser will provide a continuous investment program for the Portfolio, including investment research and management with respect to all securities, investments, cash and cash equivalents in the Portfolio. The Investment Adviser will determine from time to time what securities and other investments will be purchased, retained or sold by the Portfolio. The Investment Adviser will provide the services rendered by it hereunder in accordance with the Portfolio's investment objective(s) and policies as stated in the Portfolio's then-current Registration Statement on Form N-1A. The Investment Adviser further agrees that it:

         (a) will conform with all applicable Rules and Regulations of the U.S. Securities and Exchange Commission (herein called the "Rules") and with the U.S. Securities Act of 1933, the U.S. Securities Exchange Act of 1934 (the "1934 Act"), the U.S. Investment Company Act of 1940 (the "1940 Act") and the U.S. Investment Advisers Act of 1940 (the "Advisers Act"), all as amended, and will in addition conduct its activities under this Agreement in accordance with regulations of the Board of Governors of the Federal Reserve System pertaining to the investment advisory activities of bank holding companies and their subsidiaries;

         (b) will place orders pursuant to its investment determinations for the Portfolio either directly with the issuer or with any broker or dealer selected by it. In placing orders with brokers and dealers, the Investment Adviser will use its reasonable best efforts to obtain the best net price and the most favorable execution of its orders, after taking into account all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. Consistent with this obligation, the Investment Adviser may, to the extent permitted by law, purchase and sell portfolio securities to and from brokers and dealers who provide brokerage and research services (within the meaning of Section 28(e) of the 1934 Act) to or for the benefit of any fund and/or other accounts over which the Investment Adviser or any of its affiliates exercises investment discretion. Subject to the review of BT and the Portfolio's Board of Trustees from time to time with respect to the extent and continuation of the policy, the Investment Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for effecting a securities transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Investment Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Investment Adviser with respect to the accounts as to which it exercises investment discretion; and

         (c) will maintain books and records with respect to the Portfolio's securities transactions and will render to BT and the Portfolio's Board of Trustees such periodic and special reports as BT and/or the Board may request.

      3. Services Not Exclusive. The investment management services rendered by the Investment Adviser hereunder are not to be deemed exclusive, and the Investment Adviser shall be free to render similar services to others so long as its services under this Agreement are not impaired thereby.

      4. Books and Records. In compliance with the requirements of Rule 31a-3 of the Rules under the 1940 Act, the Investment Adviser hereby agrees that all records which it maintains for the Portfolio are the property of the Portfolio and further agrees to surrender, or cause to be surrendered, promptly to the Portfolio any of such records upon BT's and/or the Portfolio's request. The Investment Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act and to comply in full with the requirements of Rule 204-2 under the Advisers Act pertaining to the maintenance of books and records.

      5. Expenses. During the term of this Agreement, the Investment Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Portfolio.

      6. Compensation. For the services provided and the expenses assumed pursuant to this Agreement, BT will pay the Investment Adviser and the Investment Adviser will accept as full compensation therefor a fee, computed daily and payable monthly, in an amount equal to the annual rate of .60% of the Portfolio's average daily net assets.

      7. Limitation of Liability of the Investment Adviser; Indemnification. The Investment Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by BT or the Portfolio in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Investment Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

      8. Duration and Termination. This Agreement shall be effective as of the date the Portfolio commences investment operations after this Agreement shall have been approved by the Board of Trustees of the Portfolio and the investor(s) in the Portfolio in the manner contemplated by Section 15 of the 1940 Act and, unless sooner terminated as provided herein, shall continue until the second anniversary of such date. Thereafter, if not terminated, this Agreement shall continue in effect for successive periods of 12 months each, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Trustees of the Portfolio who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Trustees of the Portfolio or by vote of a majority of the outstanding voting securities of the Portfolio. This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Trustees of the Portfolio, by BT upon notification to the Board of Trustees of the Portfolio or by vote of a majority of the outstanding voting securities of the Portfolio on 60 days' written notice to the Investment Adviser. This Agreement may be terminated by the Investment Adviser at any time, without payment of any penalty, on 90 days' written notice to BT and to the Portfolio. This Agreement will automatically terminate in the event of its assignment. (As used in this Agreement, the terms, "majority of the outstanding voting securities," "interested person" and "assignment" shall have the same meanings as such terms have in the 1940 Act and the rules and regulatory constructions thereunder.)

      9. Amendment of this Agreement. No material term of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of a material term of this Agreement shall be effective until approved by vote of a majority of the Portfolio's outstanding voting securities.

      10. (a) Representations and Warranties. The Investment Adviser hereby represents and warrants as follows:

              (i)  The Investment Adviser is registered under the Advisers Act;

              (ii) The Investment Adviser has all requisite authority to enter into, execute, deliver and perform its obligations under, this Agreement;

              (iii) This Agreement is legal, valid and binding, and enforceable in accordance with its terms; and

              (iv) The performance by the Investment Adviser of its obligations under this Agreement does not conflict with any law to which it is subject.

          (b) Covenants. The Investment Adviser hereby covenants and agrees that, so long as this Agreement shall remain in effect,

              (i) The Investment Adviser shall remain registered under the
                  Advisers Act; and

              (ii) The performance by the Investment Adviser of its obligations under this Agreement shall not conflict with any law to which it is then subject.

      11. Notices. Any notice required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (a) to the Investment Adviser at Level 23, Commonwealth Park Building, 367 Collins Street, Melbourne, Victoria, Australia 3200; (b) to BT at 280 Park Avenue, New York, New York 10015; or (c) to the Portfolio at 6 St. James Avenue, Boston, Massachusetts 02116.

      12. Waiver. With full knowledge of the circumstances and the effect of its action, the Investment Adviser hereby waives any and all rights which it may acquire in the future against the property of any investor in the Portfolio, other than beneficial interests in the Portfolio at their then net asset value, which arise out of any action or inaction of the Portfolio under this Agreement.

      13. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

      This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by the laws of the State of New York of the United States, without reference to principles of conflicts of law.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

Attest:                             BT FUND MANAGERS
                                         INTERNATIONAL LIMITED



                                    By:
                                    Name:
                                    Title:

Attest:                             BANKERS TRUST COMPANY


                                    By:
                                    Name:
                                    Title: